UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2007

JAZZ TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-32832	20-3320580
(Commission File Number)	(IRS Employer Identification No.)

4321 Jamboree Road
Newport Beach, California 92660

(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (949) 435-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 28, 2007, Jazz Technologies, Inc. (the “Company”) entered into an amended and restated loan and security agreement (the “loan agreement”), as parent guarantor, with Wachovia Capital Markets, LLC, as lead arranger, bookrunner and syndication agent, and Wachovia Capital Finance Corporation (Western), as administrative agent (“Wachovia”), and Jazz Semiconductor, Inc., and Newport Fab, LLC, the Company’s wholly-owned subsidiaries, as borrowers, with respect to a three-year senior secured asset-based revolving credit facility in an amount of up to $65 million. The borrowing availability varies according to the levels of the borrowers’ accounts receivable, eligible equipment and other terms and conditions described in the loan agreement. Up to $5 million of the facility will be available for the issuance of letters of credit. The maturity date of the facility is February 28, 2010, unless earlier terminated. Loans under the facility will bear interest at a floating rate equal to, at borrowers’ option, either the lender's prime rate plus 0.75% or the adjusted Eurodollar rate (as defined in the loan agreement) plus 2.75% per annum.

The facility will be secured by all of the assets of the Company and the borrowers. The full payment and performance when due of all obligations of borrowers under the facility will be unconditionally guaranteed by the Company pursuant to a guaranty entered into by the Company on February 28, 2007.

The loan agreement contains customary affirmative and negative covenants and other restrictions. If the sum of excess availability plus qualified cash is at any time during any fiscal quarter less than $10,000,000, the borrowers will be subject to a minimum consolidated EBITDA financial covenant, such that the Company and its subsidiaries (other than any excluded subsidiaries) shall be required to earn, on a consolidated basis, consolidated EBITDA (as defined in the loan agreement) of not less than the applicable amounts set forth in the loan agreement.

  In addition, the loan agreement contains customary events of default including the following: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control. If any event of default occurs Wachovia may declare due immediately all borrowings under the facility and foreclose on the collateral. Furthermore, an event of default under the loan agreement would result in an increase in the interest rate on any amounts outstanding.

No amounts have yet been drawn under the facility.

ITEM 2.02.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On March 5, 2007, the Company issued a press release reporting financial results for its wholly owned subsidiary, Jazz Semiconductor, Inc., for the year ended December 29, 2006. A copy of this press release is attached hereto as Exhibit 99.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
10.1
Amended and Restated Loan and Security Agreement by and among the Registrant, Jazz Semiconductor, Inc., Newport Fab, LLC, Wachovia Capital Markets, LLC, Wachovia Capital Finance Corporation (Western) and the lenders from time to time party thereto, dated as of February 28, 2007.

99.1	Press Release dated March 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Jazz Technologies, Inc. Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ TECHNOLOGIES, INC.

Dated: March 6, 2007	By:	/s/ Allen R. Grogan
Allen R. Grogan Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1
Amended and Restated Loan and Security Agreement by and among the Registrant, Jazz Semiconductor, Inc., Newport Fab, LLC, Wachovia Capital Markets, LLC, Wachovia Capital Finance Corporation (Western) and the lenders from time to time party thereto, dated as of February 28, 2007.

99.1	Press Release dated March 5, 2007.